NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PRPL

FRANKFURT: 3P2

Park Place Energy Announces Exploration Activity Update

Calgary, Alberta, December 20, 2007 - Park Place Energy Corp. ("Park Place Energy" or the "Corporation") is pleased to announce that Terra Energy Corp. ("the Operator") of its Eight Mile North Field in Northeastern British Columbia, has informed the Corporation that completion of the cased potential Doig gas well, Terra et al Tower 14-5-81-17 W6M well (the "14-5 Option Well") has commenced. Subject to a successful completion being achieved, the Operator has further advised the Corporation that a pipeline to tie in the previously announced discovery Doig gas well, Terra et al Tower 7-8-81-17 W6M along with the 14-5 Option Well is being planned for construction in the first quarter of 2008. Plans are also underway to license a further Option Well. Park Place Energy has a 40% participating interest Before Payout, which is subject to a proportionate share of a 12% convertible gross overriding royalty payable to the Operator, and a 24% participating interest After Payout in the Eight Mile North Project Area.

Montello Resources Ltd., the operator of Park Place Energy's 5% interest in the John Bowen #2 Well ("the Well") located in Morgan County Tennessee has advised the Corporation that they were unable to run any logs in the Well prior to casing it. The Well has been drilled and cased to a total depth of 9,557 feet which is one of the deepest test wells to be drilled in the State of Tennessee that has been cased and geologically evaluated by sampling from surface to total depth. The drilling rig has now been demobilized and released from the well site in preparation for Halliburton to commence running cased hole logs in the New Year. These logs will evaluate the potential of the Well. Park Place Energy confirms that it has paid to Montello its share of all outstanding charges incurred to date as well as the anticipated costs to run the cased hole logs.

The Corporation further announces that after receiving the latest evaluation and interpretation of the EM survey over its Brighty Prospect in the North Sea, the Corporation has been unable to secure an operator to be its partner in the drilling of a Test Well on the Brighty Block. Consequently the Brighty Block will revert back to the UK's Department of Business Enterprise & Regulatory Reform ("BERR") on December 22, 2007. Park Place Energy is continuing to review and conduct due diligence on other high impact international oil and gas opportunities, with the goal to acquire another world class project early in 2008.

Park Place Energy's President & CEO Eric Leslie stated, "Although it was disappointing that we were unable to secure an Operator for our Brighty Project in the North Sea we are looking forward to receiving the completion results from our 14-5 Option Well at Eight Mile North as well as from our John Bowen #2 Well in Tennessee. Park Place has a solid foundation from which to grow from in 2008."

About Park Place Energy

Park Place Energy is a high impact energy play corporation. Park Place Energy is currently focusing on developing its Canadian assets which include the recently announced major gas find in NE British Columbia Canada. Park Place utilizes its expertise in the oil and gas industry to enhance shareholder value and profitability by pursuing attractive opportunities in the international oil and gas industry. Using the appropriate financial resources and the latest technologies, Park Place Energy, through creative joint ventures and innovative partnerships, has a strategic five-year operating plan to optimize profitability and shareholder value.

For Further Information Contact:

Investor Relations: 1 (877) 305-1166
Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Calgary Head Office:
Suite 300, 840 - 6th Ave. SW, Calgary, Alberta, Canada, T2P 3E5

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or later any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.